Exhibit 21.1

List of Subsidiaries of Everbridge, Inc.

Company Name	Jurisdiction
Alarmpoint, Inc.	California
Anvil Worldwide Limited	United Kingdom
Beijing Wanqiao Daguan Information and Technology Co., Ltd.	China
CNL Software Limited	United Kingdom
CNL Software, Inc.	Delaware
Connexient, Inc.	Delaware
Everbridge Asia Pte. Ltd.	Singapore
Everbridge Denmark ApS	Denmark
Everbridge Europe Limited	United Kingdom
Everbridge Finland OY	Finland
Everbridge France SAS	France
Everbridge Holdings Limited	United Kingdom
Everbridge Hungary Kft.	Hungary
Everbridge Netherlands B.V.	Netherlands
Everbridge Netherlands Holdings B.V.	Netherlands
Everbridge Norway AS	Norway
Everbridge Securities Corporation	Massachusetts
Everbridge Technologies India Private Limited	India
FlightSafe Consultants Limited	United Kingdom
Microtech USA LLC	Delaware
NC4 Public Sector, LLC	Delaware
NC4, LLC	Delaware
One2many B.V.	Netherlands
One2many (Company Limited)	China
One2many Group B.V.	Netherlands
One2many Hong Kong Ltd.	Hong Kong
One2many Solutions (Mauritius) Ltd.	Mauritius
Previstar, Inc.	Delaware
Previstar Pvt. Ltd.	India
Red Sky Technologies, Inc.	Illinois
SnapComms Limited	New Zealand
SnapComms UK Limited	United Kingdom
SnapComms, Inc.	Delaware
Svensk Krisledning AB	Sweden
Techwan SA	Switzerland
The Anvil Group (International) Limited	United Kingdom
The Anvil Group Japan LLC	Japan
The Anvil Group Limited	United Kingdom
The Anvil Group LLC	Florida
Unified Messaging Systems Sverige AB	Sweden
xMatters, Inc.	California
xMatters Holdings, Inc.	Delaware